We consent to the reference to our firm under the caption "Experts" and to the use of our reports on the consolidated financial statements of United of Wisconsin Services, Inc. dated February 11, 2000, in the Registration Statement (Form S-4) of United Wisconsin Services, Inc. for the registration of 31,313,390 shares of its common stock dated December 22, 2000.



Milwaukee, Wisconsin
December 22, 2000